Exhibit 99.2

Final Transcript

Thomson StreetEvents SM

Conference Call Transcript

BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Dec 03, 2010 / 01:00PM  GMT

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Steve Fishman
Big Lots, Inc. - Chairman, President, and CEO

Joe Cooper
Big Lots, Inc. - EVP & CFO

Chuck Haubiel
Big Lots, Inc. - EVP, Real Estate, Legal and General Counsel

CONFERENCE CALL PARTICIPANTS

Jeff Stein
Soleil Securities - Analyst

David Mann
Johnson Rice - Analyst

Dan Wewer
Raymond James - Analyst

Meredith Adler
Barclays Capital - Analyst

Mitch Kaiser
Piper Jaffray - Analyst

Patrick McKeever
MKM Partners - Analyst

John Zolidis
Buckingham Research - Analyst

Laura Champine
Cowen and Company - Analyst

Joe Feldman
Telsey Advisory Group - Analyst

Charles Grom
JPMorgan - Analyst

Joan Storms
Wedbush Securities - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2010 teleconference. This call is being recorded. During the session, all lines will be muted until the question and answer portion of the call. (Operator Instructions) At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Thanks, Casey and thank you everyone for joining us for our third quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Executive Vice President and Chief Financial Officer, and Chuck Haubiel, Executive Vice President, Real Estate, Legal and General Counsel. Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

As discussed in this morning's release, our results for the third quarter and year-to-date periods of fiscal 2009 included an item in continuing operations that we believe was not directly related to the Company's ongoing operations. We have provided a non-GAAP reconciliation for both periods last year and those schedules are attached to today's release. Since we do not view this item as relevant to ongoing operations of the business, the balance of our prepared comments and comparisons this morning will be based on the non-GAAP results from continuing operations. With that, I'll turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Thanks TJ and good morning everyone. During the third quarter, our customers continued to be selective in their purchases but were willing to spend money where they saw tremendous values as evidenced by the continued strength in certain of our higher ticket discretionary categories. From a merchandising perspective, Furniture, Seasonal, and Home continued to lead the way.

For the fourth consecutive quarter, Furniture comped up double digits with very solid execution across all classifications. In particular, Upholstery was excellent with the Stratolounger closeout deal and the Furniture Road Show supplemented by solid performance in our day in and day out assortment. Closeout deals are a nice shot in the arm when we get them, but the real strength is our everyday assortment at a value and quality level that makes us an industry leader in the low to moderate price point furniture business.

Our Seasonal category comped up high single digits for the second quarter in a row. Lawn and Garden, particularly our tailgating assortment was strong early in the quarter and each of our fall seasonal businesses comped up mid to high singles. There I'm referring to Halloween, Harvest and early Christmas selling. Again, this is one of the higher price points in the store, further reinforcing to us that we're presenting great value, and we think this bodes well for the holiday season.

Home comped up in the low single digits on top of improving trends from a year ago, so comp-of-comp which I believe is an indicator of a category gaining momentum. Results were driven by a combination of good deals and improving quality on consistent product.

We experienced improving trends in some of our Hardlines classifications, like Tools, Appliances and Home Maintenance, offset by a slight decline in our Electronics business as we anniversaried the very successful launch of our video game software program a year ago.

Our most challenged business was Consumables where we comped down in the low single digits. For those of you who have followed us for a while, you know that we don't make excuses for our performance. In this situation, I don't believe we executed as well as we're capable of and did not provide the customer with the offering that they've come to expect from us. The team is working very hard and swiftly to make changes to prepare us for the new year.

So we posted a positive comp for Q3 but we always want to do better. Having said that, clearly there's some very encouraging performances in the third quarter. Now Joe's going to give you some details on the quarter, and how we're looking at our forward guidance. Joe?

Joe Cooper - Big Lots, Inc. - EVP & CFO

Thanks, Steve and good morning everyone. Sales for the third quarter were $1.056 billion, an increase of 2.0% over the $1.035 billion we reported for the third quarter of last year. Comparable store sales increased 0.7%. For Q3, operating profit dollars were $27 million, a decrease of approximately $8 million, compared to last year as gross margin dollar growth was offset by an increase in expense dollars.

In terms of gross margin, our dollars grew by approximately $10 million, or 2.4%, due to a combination of total sales growth and expansion in the gross margin rate. Our rate for Q3 of 40.5% was 10 basis points above last year, and better than our guidance. The rate increase was due to lower markdowns, lower shrink costs, and a slightly favorable mix impact. In particular, the favorable merchandise mix impact and lower markdowns were the direct result of better performance in certain of our discretionary categories, particularly Seasonal and Home. These improvements were partially offset by higher freight costs, both domestic and import.

Total expense dollars were $401 million, an increase of $18 million or approximately 5% compared to last year. We believe there were certain unique factors in the third quarter, and we do expect expense leverage to return in the fourth quarter. During Q3, we were able to flex down certain expenses to match our lower than expected sales base. However, we continued to make the necessary investments to open new stores, refresh existing stores, and prepare for the all-important Q4 holiday selling season.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

In terms of new stores we opened 55 new stores from August through November, compared to 33 new stores during the same time frame last year, and with the additional 22 new store openings came incremental costs such as payroll, occupancy, training, supplies, transportation, and obviously as you can see from our P&L, higher depreciation on those new assets. We also completed this year's class of refresh stores during Q3 which was incremental activity to last year and there were some associated costs. And finally, maybe the most important element that makes Q3 unique was our focus on preparing for the holiday selling season... heavy shipments of goods processed from our DCs to our stores, a more planful approach to setting floor sets and end caps, and hiring seasonal associates to help with the workload... and all of those costs were incurred during Q3, in advance of the significant spike in sales we experience in November and December.

Net interest expense was $0.7 million for the quarter, compared to $0.5 million last year.

Our tax rate for the third quarter of fiscal 2010 was 32.3% compared to 35.2% last year with the lower tax rate principally due to hiring tax credits in certain jurisdictions.

In total, for the third quarter of fiscal 2010, we reported income from continuing operations of $17.7 million, or $0.23 per diluted share compared to income from continuing operations of $22.1 million, or $0.27 per diluted share a year ago. This result was below our previously communicated guidance of $0.25 to $0.29. At a high level, the shortfall to the model was top line driven, partially offset by better than expected gross margin performance and a slight positive impact in both the tax rate and share count. Our original guidance called for our Q3 SG&A rate to be flattish to last year, principally due to the investments in holiday preparation I indicated before. The expense deleverage not included in our original guidance was principally due to the shortfall in sales. Expenses flexed as expected on a lower sales base but not to the extent of the planned SG&A rate.

Turning to the balance sheet, inventory ended the third quarter of fiscal 2010 at $1.006 billion, compared to $918 million last year. Of the $88 million increase to last year, approximately $75 million was inventory to support higher store count and the intentional decision to move up delivery dates and bring import merchandise in early to avoid potential disruption that could have resulted from the container shortages coming out of Asia. Inventory levels were up 6% per store when considering stores open at the end of the quarter and stores opened in the month of November. We view this level of increase as timing related and would expect our inventory per store at the end of the fourth quarter to be flat to slightly up to last year.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, decreased by $89 million for the quarter compared to last year. This is largely attributable to the timing of inventory flow that I mentioned earlier, and the higher CapEx related to new stores. We ended the quarter with $51 million of cash and cash equivalents and $129 million of borrowings under our credit facility, compared to $46 million of cash and cash equivalents and $1 million of borrowings under our credit facility last year. The increased level of borrowings is directly related to the share repurchase activity in fiscal 2010 and the increased inventory investment due to timing as I mentioned earlier, partially offset by cash generated by operations over the past 12 months.

During Q3, we invested $108 million to opportunistically purchase 3.5 million shares at a weighted average price of $31.15 per share. Year-to-date, we repurchased opportunistically $192 million of our stock, or 6.0 million shares at a weighted average price of $32.16 per share. You may also recall that we executed a $150 million Accelerated Share Repurchase program or ASR in March of this year. Although the final settlement of the total number of shares repurchased under our ASR will not be known until the contract ends, had the ASR settled at the end of our fiscal third quarter, the total amount of shares repurchased under the ASR would have been 4.4 million shares. Combining our opportunistic activity with an assumed ASR of 4.4 million shares, our total number of shares repurchased year-to-date would be 10.4 million, or approximately 13% of our outstanding shares at the beginning of fiscal 2010. We currently have $58 million remaining under our current authorization to repurchase shares opportunistically in the open market as of today.

For the third quarter, capital expenditures totaled $41 million compared to $23 million last year with the increase of $18 million primarily focused on new stores, refreshed stores, and investments in energy management systems for our stores. Depreciation expense for the quarter was $19.6 million, an increase of $1.4 million corresponding with the significant investments made in our business over the last 12 months.

Moving on to guidance, we are forecasting a total sales increase of 4% to 6% for the fourth quarter. This level of increase correlates to total sales between $1.52 billion, to $1.55 billion, and is based on comparable store sales in a range of flat to up 2%, supplemented by some very successful new store performance which Chuck will touch on in a moment. Additionally, we expect to benefit from one additional shopping day between Thanksgiving and Christmas.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Consistent with our prior guidance, we expect our fourth quarter gross margin rate will be below last year due to higher domestic and import freight costs, as well as lower IMU in certain deals and holiday strategies designed to drive excitement and foot traffic to our stores.

From an expense standpoint in Q4, we still anticipate leverage in most major expense areas including Store Payroll, Distribution and Transportation, Utilities, and Advertising. This favorability is assumed to be partially offset by higher debit card fees resulting from rate hikes being passed on by network providers. Based on these assumptions, Q4 EPS from continuing operations is now estimated to be in the range of $1.36 to $1.42 per diluted share, compared to $1.31 per diluted share last year.

For the full year, we now expect income from continuing operations for fiscal 2010 to be in the range of $2.75 to $2.81 per diluted share, which I believe is consistent with the most recent First Call consensus estimates. This compares to our previous guidance of $2.82 to $2.90 per diluted share with the variance directly attributable to softer sales in the third quarter which are assumed to continue through the fourth quarter. This range of EPS assumes an average annual diluted share count of approximately 79 million shares and does not contemplate any utilization of the $58 million remaining under our current share repurchase authorization. We now estimate our inventory turnover at 3.7 times, cash flow of approximately $200 million, and net interest expense of approximately $2 million. For the full year of fiscal 2010, we expect a comparable store sales increase in the range of 3.0% to 3.5%.

Now I'll turn it over to Chuck for an update on real estate.

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal and General Counsel

Thank you, Mr. Cooper. During the third quarter, we opened 28 new stores and closed 13 stores, leaving us with 1389 stores and total selling square footage of 29.9 million at the end of the quarter. Subsequent to the end of Q3, we opened an additional 27 new stores in November, bringing our total number of new store openings for the year to 80 stores. Of the 80 store openings, 33 were new A-type locations with the balance in more traditional centers. Year-to-date, we have closed 26 stores and anticipate closing 16 more stores in Q4 bringing the total for the year to 42 closings in fiscal 2010. Of the closings, 23 are actually relocations and are either older stores being relocated to higher traffic areas in better strip centers, or stores previously too small for a full-sized furniture department being relocated to a larger space to accommodate our full furniture assortment.

As Joe mentioned, we've been very encouraged by the performance of our new stores opened this year. For new stores with enough history to trend, we're forecasting annualized sales above our initial plans both in terms of dollars and productivity per foot. Clearly, we're finding and securing better sites to open, but a large portion of the success is attributed to a better store opening process beginning to end from merchandising, to marketing, to allocation of product, through to store operations.

In terms of the "A" type locations, we continue to be pleased with performance to date which has validated our decision to move aggressively into better locations. Additionally, as we've said on a number of occasions, we believe we're attracting a meaningful amount of new customers to our "A" store format... customers who may not have shopped at Big Lots in the past or had a store in their normal shopping pattern.

Our traditional locations are also trending better than we anticipated. Even though these locations are not classifieds as an "A" type location, it's fair to say that a large majority of these stores are in better locations than we may have opened in the past. In particular, both "A" type and traditional stores opened in October and November have experienced a significant surge in business by combining grand opening activity along with a natural spike in holiday traffic we experience in our stores during the fourth quarter. Now back to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

So hopefully that gives you a very clear idea of our results, expectations for the fourth quarter, and an update on the real estate activity.

Our total sales forecast for Q4 of 4% to 6% would represent some very good performance on top of our record quarter a year ago. There are several encouraging trends which could impact not only holiday but also highlight longer term opportunities for the company.

First and foremost in merchandising, early customer response to our "Nine Weeks of Christmas" strategies has been pretty solid. In particular, the comp strength in Furniture, Seasonal and Home has continued on into Q4 as has the improvements in certain of our Hardlines categories. Early selling in Toys has been very competitive which was not unexpected, but we have sufficient dry powder to be aggressive. The merchandising strategies focused on key items and our "How High Is High" testing are validating to us that we're on the right path.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

In terms of stores, from my visits, I do believe our execution continues to improve. Our stores are becoming easier to shop, our merchants have delivered more floor-ready merchandise and PDQs to help in presentation, and we're attracting a more talented team to Big Lots. From a marketing perspective, we're now approaching seven million Rewards club members, and our testing efforts are well under way to understand what generates the best and most productive response from our customers. And I feel particularly good about our direction in real estate and the sales volume we're experiencing in some of our new locations. It reinforces that new stores are likely the best investment we can be making right now for the future of the company. Store growth is at the top of the priority list for allocation of capital. With that, I'll turn it back to TJ.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Thanks, Steve. Casey, we'd like to go ahead and open up the lines for questions now.

QUESTION AND ANSWER

Operator

(Operator Instructions) We'll start with our first question from Jeff Stein with Soleil Securities.

Jeff Stein - Soleil Securities - Analyst

Hey, guys. Question for you on the toy business. I've been looking at your circulars this year relative to last and in particular you are advertising some in-season toys where certainly over Black Friday you were undercut by Wal-Mart. I'm just trying to understand a little bit better what your strategy is on in-season toys and if you are going to be in that business. Don't you believe it's important to be competitive on like items?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

The answer is yes. I think you're alluding to one or two items that Wal-Mart undercut us. We certainly don't like to be undercut by competition and we don't go into the season, Jeff, planning to do that. We thought some of those name brand items, and you're speaking specifically on the Paper Jamz and Zhu Zhu Pets, which by the way, we had a complete sell-out on. Our intention is not to be undercut. We've always been a leader not only in toys but in every product category that we're in. We reacted to all the pricing that we felt we needed to adjust. I think if you were in our stores today, you're going to find we're more aggressive than we potentially were over that weekend on a couple of those key items and on even more items.

I think you'll find -- one of the interesting things about our marketing business is that we can work very close to the vest and in fact through the Thanksgiving weekend, we were still able to react to the last week of December's piece, the week before Christmas, and make any price adjustments that we needed to make. So along with the fact that you're going to see us extremely aggressive in print in the next four weeks, you're also going to see us extremely aggressive online if you're a Rewards member. We have done some really unique things. All along the way we planned on testing and finding out some of the things that really will excite our Rewards members. But we can react on a day-to-day basis by putting items up online and changing prices and you're going to see that throughout the balance of the Christmas season.

Jeff Stein - Soleil Securities - Analyst

Great. Thank you very much.

Operator

Thank you. We'll take our next question from David Mann with Johnson Rice.

David Mann - Johnson Rice - Analyst

Yes, thank you. Can you address a little bit what's going on in Consumables in terms of what you think you need to do? Is it a function of getting some additional vendors? Changing categories? And how long do you think it will take to improve that business, especially since it's such a fast turn?

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Well, I hope it starts to improve as soon as possible. I would tell you, David, and I spoke to it on the last conference call and I would speak to it again today, that although we're concerned always about businesses that are having what we consider to be challenges, the food part of our business is probably the thing that I'm most focused on. It's the single most important business out of all of Consumables and about 10% of our total business on a normal year. The good news is in the fourth quarter, Consumables isn't near a percent to total as it is in the first three quarters of the year. And we're cranking on cylinders on the businesses that we need to be cranking on into the fourth quarter right now. But you're going to see a lot of newness and a lot of change in our food business coming into the first quarter.

I really can't speak to it yet and don't want to. But there's going to be a lot of creativity, a lot of newness, and a lot of excitement on the things that are selling at this particular point if you go through the stores. A lot of the specialty foods that we really keyed into for Christmas right now are doing well. It's the day in and day out business that I think we're not the only ones struggling. I may be wrong about this and again, you guys know the business a lot better than I do, but the guys who have consumables, particularly the discounters, is a very high percent total.

In the last five to six quarters they have struggled a lot more than we have on the top line of their business and their consumables business and particularly food as much as double as what it is in our business. So I don't know that we're the only ones struggling. The consumer's feeling the pinch. Prices are up across the board. One of the things that I want to make sure of is that our customer knows that even though prices are going up at other major discounters and grocery stores, that there's still that price value relationship and that distance between us and everybody else in that 10% to 50% savings range and I think we're working very hard to understand that piece of it too.

So we're pretty consumed with all of Consumables. There's still a lot of great deals out there. There's still great deals in the stores. There's still going to be great deals going into January and into the first quarter that we're working on all the time and the consumer products companies are coming to us constantly, so I'm encouraged what I think we're going to be capable of doing going into the first quarter.

David Mann - Johnson Rice - Analyst

Thank you.

Operator

Thank you. We'll take our next question from Dan Wewer with Raymond James.

Dan Wewer - Raymond James - Analyst

Thanks. Steve, just to follow up on that, if you look at the other small box value retailers, let's say Family Dollar, Dollar General, they've actually been calling out consumables being their top performing categories the last few years. There does seem to be demand for that business. Do you think there's a risk that a retail format that focuses on close-outs and treasure hunts maybe doesn't work for that day in, day out customer, thinking about the mom in the van with two kids and she has ten or 15 minutes to shop. She needs to know there are certain brands that are always in the store?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

I think there's two separate customers, Dan and I'll tell you what I think about that. Number one from a location standpoint I have said, and I would say again that I believe although the dollar stores are doing a great job of executing, the dollar stores are like the convenience store of choice today. And I think probably the major big box retailers would say the same thing to you. Although I think they're doing a great job, I think they're experiencing the fact that the challenged economic consumer has only X amount of money to spend and it's easier to go into a local dollar store and pick up that $8, $9, $, $11, $12 worth of what I need today and can only afford today's groceries versus how we execute a strategy or some of the other traditional retailers or grocery stores do.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

I don't think that it's not a strategy that's not important to us. One of the things that's different between our customers and the customer that you alluded to is that our average customer spends as much as 35 minutes in our store. So they don't come to us for a quick pick-up and a quick shop. That could be challenging to us today. But in the long run, we'll still do a lot of Consumables business and we'll still be a great place to come to for the best values you can possibly find.

Dan Wewer - Raymond James - Analyst

Would you ever be open to the idea of perhaps reducing the space committed to Consumables and reallocating that to the other discretionary categories where you've been achieving a lot of success?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

We are constantly challenging ourselves for our space allocation. But I would tell you, I like our space allocation in Consumables. Because we're struggling right now in a particular category doesn't mean we're going to throw in the towel, and the baby out with the bath water. I think we run a great Consumables business. I think we haven't focused and executed slightly the way that we have in the past in the way of showing great deals to our customer. And we'll get back on course. But I don't think we're over-spaced in Consumables right now.

Now, I will tell you that there are other businesses that I think that we've challenged ourselves that we might be over-spaced and we have already reduced some of the highly competitive Plastics space in the last 12 months and reallocated it to Pets and are getting a great return on investment and without speaking before we have a really good plan, I think you're going to see a shift in some of our businesses going into next fall into some of the businesses we continue to grow at a faster pace and are very successful in, i.e., Seasonal.

We absolutely know that we need to expand our Seasonal space in the third and the fourth quarter of next year. I think we do a pretty good job in the first and second quarter in Lawn and Garden and Trim and that's clearly going to have to come out of some businesses that are underperforming right now, but I'd rather not speak to that until we have a really solid plan in place, maybe in another quarter or two.

Dan Wewer - Raymond James - Analyst

Okay. Great. Thank you and good luck.

Operator

Thank you. We'll take our next question from Meredith Adler with Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

Thanks. Question about free cash flow and stock buybacks. It looks like in the latest quarter you took advantage of a low stock price and borrowed under the revolver to buy stock. You may not have a lot left under your revolver but would you continue to be opportunistic? I'm going to guess that you get very cash rich by the time the holiday is over, you could pay down the revolver but would you borrow more to buy back stock now?

Joe Cooper - Big Lots, Inc. - EVP & CFO

Hi, Meredith. This is Joe. We did have some borrowings under the revolver during the third quarter but we anticipate under the current share repurchase program by the end of the year we would be out of the revolver. And certainly we're not afraid to leverage the business. Obviously, debt's cheap right now but that's a topic that each quarter we take up with the Board and partner with them on to what extent we execute future share repurchases. So at this point, we can't address it, but we do have $58 million left on the current share repurchase plan, and we'll address that with the Board.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

And you wouldn't necessarily be shy about asking for a bigger authorization or a new authorization?

Joe Cooper - Big Lots, Inc. - EVP & CFO

Well, as we've shown in the past, when it's appropriate we will borrow to execute any capital investment or share repurchase when we feel that's the right thing to do. But at this point I can't speak to that and that's something that we partner with our Board of Directors on.

Meredith Adler - Barclays Capital - Analyst

And then I have a question about Steve's comments about the competitive environment and that you have a lot of flexibility and are becoming more promotional or improving your pricing between now and the holiday. I'm just wondering what you think that means for profitability? Does this vastly change your perspective on the profitability of the season? Or is this more tweaks or at the margin?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Well I think I was probably alluding to the Toy business, Meredith and I wanted to be very specific and I tried to make that clear in my comments. I guess I didn't. I guess reiterating it to you, we have a lot of dry powder. We do a pretty good job of going into the season with knowing we're going to have to get aggressive somewhere for one reason or another and markdowns are more than adequate in the budget at this particular point to take care of it.

The only challenge to the fourth quarter from a margin standpoint that I think Joe alluded to in his comments is predominantly the freight part of the business, the inbound and the outbound freight and then of course the IMU. We've taken a very aggressive stance in a couple of categories that we think it's the right thing to do to get through the quarter. We're still going to make a lot of money in the fourth quarter and feel pretty comfortable with the guidance that we gave.

Meredith Adler - Barclays Capital - Analyst

And then just one question, when you were visiting with us in New York, you talked about some items that had been tested last year and I think they were "Raise the Ring" items. Is it too early to comment on about how those are doing because I think you rolled them out to more stores?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Well, I will comment on a few of them. And by the way, we continue to do "Raise the Ring" and "How High Is High" this Christmas too, just because we did it last Christmas. We made some major investments in a couple of categories that I will tell you preliminarily is doing quite well, and I'll speak to maybe three areas. We really went after the fireplace business. This is the third year in a row that we think we dominate the best value out there in that business and that is doing quite well. It's partially indicative of what happened in the third quarter in the Furniture business, although Furniture across the space in all four of the businesses were good and that was very exciting.

I will tell you that we had a good Thanksgiving weekend. We were really pleased with the Thanksgiving weekend and that had a lot to do with "How High Is High" because we had an exceptional three day Thanksgiving weekend a year ago and to be able to comp-on-comp on those three big days of the year, maybe the three biggest days of the year, although I would have to go back and verify that, so don't hold me to that. We were really pleased. Fireplaces, I just dropped my train of thought. Oh, in Home, particularly some of the better goods that we tested "How High Is High" blankets, microfiber, things like that in the $15 to $20 range. That did quite well. There was a third issue I wanted to talk to you about and I just went blank. I'm sorry. Oh, Seasonal. Trim-A-Tree, particularly in the lighting business where we were testing "How High Is High" and I think I alluded in the last quarterly call about how we were really encouraged about what we thought we could do in Christmas trees, and we keep challenging ourselves on "How High Is High" there and the fact that there's a lot of change in the lighting business. If you're a student of that business or a great customer, everybody needs new LED lighting this year. And those investments have proven so far to this point to be really good investments in "How High Is High" testing.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

Great. I have Big Lots on my shopping list for Christmas lights this year.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Thank you, Meredith.

Operator

Thank you. We'll take our next question from Mitch Kaiser with Piper Jaffray.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Hi, Mitch.

Mitch Kaiser - Piper Jaffray - Analyst

Hey, guys. Good morning. Thank you.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Good morning.

Mitch Kaiser - Piper Jaffray - Analyst

You talked a lot about the store growth as being the number one opportunity for capital and certainly that's changed in the philosophy over the last couple of years. Just how do you think about store growth relative to buyback and then what do you think -- what number should we be thinking about for store growth for next year?

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal and General Counsel

Hey, Mitch. It's Chuck. Here's a couple things on that. Number one, I think you followed us long enough to realize that we will do whatever we think is in the best interest with respect to investing capital. Steve's been very clear about a desire to increase or accelerate store growth once we have everything in place. And one of the things that we're trying to convey during this call is that as our team gets stronger and we have stronger leadership in the field, we are interested in doing everything we can to make sure that we're growing at a rate that we are very comfortable with and not trying to hit a number. But in fact making sure that every one of the stores that we open meet or exceed, if you will, what we believe they should be able to perform at that level of. We haven't given out numbers for next year yet. We'll do that in March during the first quarter call or the fourth quarter call for next year. But it is something that we debate literally on a week by week or day by day basis.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

I guess, Mitch, this is TJ, I wouldn't think of those as mutually exclusive events. We just gave guidance of $200 million in cash flow, opening 80 stores is included in that number and other investments in the business so clearly there's enough cash being generated along with the backstop of the $500 million unsecured revolver to give us the flexibility to go either direction or both.

Mitch Kaiser - Piper Jaffray - Analyst

Okay. Great. Just thinking about the class-A stores, you've had enough history there now to think about. How have they been performing in the second year and what's the parameters we should be thinking about for the progression of those as they move into the second and third years of the maturity curve? Thanks.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal and General Counsel

Can I apologize because TJ had an unfortunate coughing incident during your question so we missed part of it.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

What stores -- ?

Mitch Kaiser - Piper Jaffray - Analyst

I hope TJ's okay. Could you talk a little bit just about, thinking about the performance of those in the second and third years.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

The A-stores?

Mitch Kaiser - Piper Jaffray - Analyst

Yes, the A-stores. From what we've seen we've been very impressed with them.

Joe Cooper - Big Lots, Inc. - EVP & CFO

This is Joe. I'll start and Chuck can jump in. But we've indicated that we've been certainly been pleased and encouraged by the performance of the A-stores. As you mentioned, eight opened in 2009 so we only have a few stores that have been opened for a full year. As we've gone through 2010, and opened 30 or so, what we've learned is all A-stores aren't going to be the same and some of them -- it's an A-store in the market where they reside. So we can have an A-store with Company average volume but it would be higher average volume than the surrounding market.

And we can also have A-stores that you've seen our A-store, the Polaris store in Columbus where it performs significantly above Company average. It's an A based on location. Does it have co-tenants that can help draw traffic? Does it have population density? Those attributes. So we have been very pleased, but beyond the A-stores, we've been pleased with what we call the traditional stores that we've opened in 2010 and what Chuck's team and the finance team are working together to determine is really what are the key attributes that have been driving that success and how can we replicate it?

We don't want to necessarily start ramping up new store growth and assume that all new stores are going to produce like they did in 2010. But if you -- from a modeling standpoint, when you see the spread between total sales and comp store sales you can tell that the new stores are not comp stores and are becoming more productive and that's encouraging to us. But as Chuck said, we still want to be deliberate as we open new stores, we want to make sure we develop the talent in the field that can support the new store openings and also that the economics in the new stores continue to be favorable for the profitability of the Company.

Mitch Kaiser - Piper Jaffray - Analyst

Okay. Sounds good. Thanks, guys and have a great holiday.

Joe Cooper - Big Lots, Inc. - EVP & CFO

Thanks, Mitch.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Operator

Thank you. We'll take our next question from Patrick McKeever with MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks. Good morning, everyone. So Steve, if I'm reading some of your comments about the Thanksgiving weekend and recent trends just in general and the strong performance of some of the newer stores, some of Chuck's comments correctly, it does sound like there's been some inflection or pick-up in the business since the end of the second quarter. So I was just wondering if you could speak to that. And then the second question is just on the holiday, I mean, in addition to let's say Zhu Zhu pets doing pretty well again this year, just wondering if you could talk about some of the other hot items maybe as we get a little bit closer to Christmas, either in toys or elsewhere, maybe Electronics or Home, any call-outs there just on an item basis. Thank you.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

I guess, Patrick, it's TJ, specifically on the Thanksgiving weekend I know there's been a lot written about those few days and certainly the month of November. The sales numbers were out yesterday and were probably pretty encouraging for most. I think what we're trying to communicate is when traffic really picked up and was at its peak late in the month around Thanksgiving, clearly we had a great value proposition that pulled people in and we did very well on that week on top of some pretty impressive numbers a year ago. So a lot of the items that were focused in the ad in the Thursday and Friday and Saturday specials did very well. A lot of those items were items that were tested in the prior year so that's what we feel very good about going into the balance of holiday.

And clearly, that's a little bit different trend than what we were communicating with late September and October. I think that's about as much as we can say on that at this point. So really, to be able to look at fourth quarter and see a little bit of improvement compared to September and October and good response to categories where items that we need good response for, where we've really made an investment in inventory was encouraging to us. But in terms of the holiday and hot items, I'll let Steve speak to those.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

I mentioned fireplaces. I mentioned some of the things happening in Home like anything warmth-related, Seasonal, trees, lights. Actually, Seasonal, specialty foods, even though our food business has not been as strong but that piece has been very, very good. Toys are all over the board. It's a really competitive Christmas. I think that's the best thing to say about that right now. We're going to see how the consumer decides to vote at the registers. It will be very interesting to see how a lot of people talk about their toy business.

We're in the basic toy business. We're not in the electronic toy business and the business is shifting. What a youngster wants today, if it's got a plug on it, you can put it in your ear or something like that, that's what they like. Although I will say, in the Electronics part of the business, the MP3 players continue to be really, really strong for us. The camera business continues to be -- the digital camera business in particular. The Jazz video camera that we ran Thanksgiving day, that we will come back again with one more time between now and Christmas time was just off the wall. That was a good example of "How High Is High" too, the number -- the quantity that we sold of that item.

So I think one of the things I'm continuing to be more and more encouraged about is we really understand and I've always said that we just never understood how much we could really sell of any one thing. And we continue to get better and better and closer to working to understand what the consumer really wants from us in quantities. The recliner, Thanksgiving day that we've been pretty traditional, we've done that for -- this could have been our fifth year in a row. We sold probably more of those than -- almost as many as we had on hand to sell a year ago at this particular point.

We're really getting better understanding what our customer wants and buying into it. Now it comes at a cost from an inventory perspective. We stuck our necks out on inventory. I know that some of you didn't like the inventory levels. But our perspective is we've got to number one, be prepared for the customer and number two, have enough dry powder when these deals that are 50% of our business become available to us.

And one of the reasons Joe gave guidance for the end of the fourth quarter that we plan on being about on inventory or slightly up is we've got dry powder in there for deals that we know we're going to get or we're waiting for the telephone calls to happen. We just don't know when they're going to be there. I've always said we've got to buy the deals that are right for the consumer and not play to the end of a quarter metric for one reason or another. So I think that's why he was being a little bit cautious and rightly so to you. I think that's a pretty good recap.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

That's very helpful. Thank you, Steve and good luck. Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Thanks.

Operator

Thank you. We'll take our next question from John Zolidis with Buckingham Research.

John Zolidis - Buckingham Research - Analyst

Hey, good morning.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Good morning, John.

John Zolidis - Buckingham Research - Analyst

Two questions. One, I know a couple of questions have already been asked about the store openings and we have noted improved sales metrics at the new stores. Have you given us an idea what the square footage growth is going to look like for 2011? And then assuming that those new stores start comping at a rate that you would normally expect maturity curve, what's the ROIC going to look like at those stores, relative to some of the stores you've opened in the past? And assuming that of course, that the expenses of operating those stores are higher.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

I guess, John, it's TJ. I'll start and then have Joe fill in the blanks with me. But on the new store growth looking out, at the beginning of the year we gave a three year view that talked about square footage growth of 3% to 4% in each of the next three years. We talked about 80 new stores this year which we clearly delivered and a number more likely 90 stores or more in the next couple years after that. That's about as much as we've given at this point. Obviously, we'll fill in the blanks come March.

Along with that, though, you should expect that the closing number might go up a little bit also as we get more and more opportunities to relocate into some of these more productive locations. But overall, the net number of new stores opened next year and the year after ought to grow from where we are today. In looking at some of the more recent store openings, it is still fairly recent as we've just said.

But I guess what we're encouraged by, John, is when we normally look at a new store we're looking at that initial lease term of five to seven years and saying are we delivering a good return or are we delivering a return close to or better than our weighted average cost of capital, which we estimate loosely to be around 12%. All we can really comment on at this point is based on sales and it's early. Year one sales are the most important, one of the most important numbers on that pro forma and we're ahead of pace. I think that's about as much as we're comfortable saying right now. We're going to watch them through the holiday season and we ought to be a lot more smarter next time we speak.

John Zolidis - Buckingham Research - Analyst

Okay. And then one more question. I just checked my notes from the third quarter conference call last year and I believe you said that at that time that November comps were plus 2% or something slightly better than that. Obviously the end of the quarter, plus 5%, so business really accelerated into December, during the most important part of the season. With the zero to 2% guidance that you're providing today, what are you assuming I guess for the going forward period? Are we running a little bit ahead of that guidance? Are you're assuming a slowdown or are you assuming that business remains fairly consistent, even though you're up against a slightly a more difficult I guess December.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP & CFO

What we're assuming is we did, as Steve and TJ both mentioned, we had a good week Thanksgiving week. But our flat to 2% guidance, what that represents is fairly consistent performance through week four of December and then you have an extra shopping day. So take out week four of November and then run through pretty consistent weeks one, two and three in November, and then the first part of December. When we talked about we've seen some improvement in November, that's really off September and October. It's not necessarily -- we're not projecting significant improvement off the third quarter trend.

It's just that we saw a slowdown coming out of August. But when you look at the 0.7% for the third quarter, that's a three-month comp obviously. August, we outperformed that and then September and October we saw some softening, which we've seen some improvement over those two months trends in November and we're encouraged by that. What we're looking at very, very closely right now is how are shoppers shopping after the Black Friday weekend.

And week one of December and week two of December are very, very important there, to see how strong will they come back in the stores after that pretty successful weekend across retail. It wasn't just Big Lots. So we believe our comp guidance is the best we know today and then of course we roll into January where we had a very strong January of 2010. And we're comping on top of that. Our assortment going in there seems very compelling. We're very encouraged by it. But there's a lot of sales ahead of us, hence our guidance.

John Zolidis - Buckingham Research - Analyst

Okay. So I guess a fair summary, August was good, slowed down to flat September, October. A little bit of improvement in early November with a strong Black Friday weekend and basically assuming a little giveback early December but the extra day getting us in that zero to 2% range.

Joe Cooper - Big Lots, Inc. - EVP & CFO

That's a great summary. I'm glad that's on our transcript.

John Zolidis - Buckingham Research - Analyst

Thanks. Thanks and good luck for the holiday season.

Joe Cooper - Big Lots, Inc. - EVP & CFO

Thank you.

Operator

Thank you, we'll take our next question from Laura Champine with Cowen & Company.

Laura Champine - Cowen and Company - Analyst

Good morning, guys.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Hey, Laura.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Laura Champine - Cowen and Company - Analyst

I want to understand the categories a little bit better. As you mentioned, Steve, Consumables have been the biggest issue and they're a lesser part of Q4. Sounds like Home and Seasonal, which are hugely important, are doing well. So I'm just trying to get a sense of what in your category performance, you mentioned that Toys are challenging but what in your category performance leads to the conservative guidance? And maybe if you could comment specifically on televisions and other larger ticket consumer Electronics that would be helpful, thanks.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Well, we're selectively in the close-out business when it comes to televisions and things like that. We don't play in it like the big boys play in it. I don't know that that's been a vibrant category for anybody right now. Prices are extremely competitive. They'll buy when there's a great deal, but we don't make a lot of money doing it. I think there's a piece in this weekend's preprint that you'll see that we think is pretty sharp. You'll probably see something else between now and the end of the holiday. It's not a category that we run after unless it's really offered to us. So I would tell you that's a category that scares the heck out of me. We're not specialists in it. I've said on many occassions, if you stick a plug into the wall it's very low margin no matter what it is and it always makes us shudder a little bit.

Seasonal is doing well. We continue to see that driving our business in the fourth quarter. Home is doing well. We continue to see that driving our business in the fourth quarter. Toys, what I mentioned was is it was competitive. We'll see how challenging it is between now and the 25th of December. But again, we don't play in the Electronics part of the Toy business. We just play in the pure Toy business, and we need to understand that. That's been a challenge, not only this year but it has been for the last thee or four years and it's probably somewhat of a down-trending business to be quite honest with you. We need to understand how we want to position that toy business going forward.

Consumables, well, Consumables is Consumables. I mean, I can beat it up the way you want to beat it up. I wish it was better for us than it's been. But it's a smaller piece as a percent to total of our business in the fourth quarter and it's the lowest margin piece of our business overall, as a division, in the company. So I'll tell you what in my opinion is slightly encouraging I think I slightly mentioned it. The automotive business, the hard goods part of the business.

The tool set business has been terrific and we did a real strategic program for Christmas there on "How High Is High" at price points and they're doing quite well. The electrical part of the business, the maintenance part of the business, the heater part of the business, particularly where it's been cool and if it doesn't snow like it did on the east coast and they can get to the stores like yesterday but that's part of the game. I mean, there's going to be weather. We can't get too worried about that. You're not getting a weather report from us. Those have been good and encouraging so I like all those parts of the business. Probably -- go ahead.

Laura Champine - Cowen and Company - Analyst

Steve, if you just let me hop in with one follow-on on Consumables. As you look at your buyer group there, what's the background of your leadership in Consumables buying and has this been a product buying program or is it a presentation problem in the stores?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Well, our leadership has been very consistent since the day that I came in here. Our general merchandise manager has led the Consumables business as Vice President, Divisional Merchandise Manager for the last five and-a-half years that I've been here and longer than that. We have had some change in merchant decisions recently and that's predominantly in the food and the candy business and that's only in the last 60 days, so to be quite honest with you, it will take us a little while to find our way down the road there. But I would say product offering more than anything else. And the fact that I think the consumer is challenged. I really do. I mean, everybody's playing off of us.

I don't think we're the only ones whose Consumables business is tough. I know the dollar stores are doing well. I think it's a convenience aspect but that's my point of view. Everybody else can say whatever they want to say. But the comps, at the largest retailer in the world in the last six quarters have been down and 55% to 65% of their business is consumables. So I must not be the only one who is suffering through this issue right now and trying to understand what the consumer -- customer wants and what they want to spend.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Laura Champine - Cowen and Company - Analyst

Okay. Thank you.

Operator

Thank you. We'll take our next question from Joe Feldman with Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

Hi, guys, thanks.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Hi, Joseph.

Joe Feldman - Telsey Advisory Group - Analyst

A question for you, to follow up on an earlier question about the comps, and the guidance you gave, I was just curious how -- I guess what's your degree of confidence that the zero to 2% is right? Because it is one of your toughest comparisons on the two year stacked basis even and I'm just worried would it have made sense to give like a slightly negative to slightly positive range as opposed to a zero to 2%? And I'm curious to what drove that decision maybe.

Joe Cooper - Big Lots, Inc. - EVP & CFO

I'll jump in Joe. It's Joe. We consider what should our range be and the fourth quarter, it can be tough because you're facing the Christmas -- December's ahead of you and then a new season, January -- that we're going up against a strong January. All I can tell you is we do a lot of work on forecasting sales, every which way you possibly can do, looking at our trends by category across the country and we believe that based on what we know today and our trends, zero to 2% is the right number. Would it be easier to -- at our share price to do a negative something up to a low positive? It may be. But that's not how we forecast our sales.

We forecast it and guide the Street to the best number that we believe that we'll attain and the Consumables area that has been challenged is a lower percentage of our business in the fourth quarter. Some of the categories that have been winning, Seasonal, is a higher percentage. Certainly the jury's still out on Toys. We'll see how that goes. But all the category information and performance that we've talked about and the calendarization through the quarter, November, December and January, we believe that, that guidance is prudent. But we'll talk in three months and see how it goes.

Joe Feldman - Telsey Advisory Group - Analyst

Got it. That's a good explanation. Thank you. One other follow-up. Just on the store mix going forward, as you guys open more stores, and I apologize if you already said it, but would the A locations and even those locations that may not be quite A but you consider them better locations, how should we think of that mix going forward as you open the new stores next year and beyond? Like will that continue to skew upwards or is it still going to be a pretty small percentage like it was this year?

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal and General Counsel

Joe, it's Chuck, we don't know yet quite frankly. The reality of it is based on the openings this year and I guess to reiterate what we said earlier, we're very encouraged and even some of the more traditional locations, if you will, are probably in better locations that we've opened in the past. And I think that you should expect that we'll have a very continued focus on those types of things.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Joe Feldman - Telsey Advisory Group - Analyst

That's helpful. Thanks, guys. Good luck with this quarter.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Thank you.

Operator

Thank you. Next we'll go to Charles Grom with JPMorgan.

Charles Grom - JPMorgan - Analyst

Thanks. Good morning. Not to beat a dead horse here on the comp trends, quarter-to-date, but is it safe to say you're in that zero to 2% including the very good Black Friday weekend?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Yes, I mean, it is, Chuck. I would have answered Joe's question a little bit differently and probably my legal counsel is sitting next to me, I mean, I would love to play the game the way that is played by some people out there to say that we would be maybe slightly down to flattish and I would have felt comfortable doing that but when you're in a range that's not in that range when you're in a quarter, you can't give guidance that way. At least we don't believe that we can.

Joe Cooper - Big Lots, Inc. - EVP & CFO

We have. We have but when we give guidance where the quarter-to-date comp is outside the range we communicate that.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

Right. And tell you why. The first quarter of this year is an example. We were running hotter than our guidance but we believed we understood the trends in the business and what happened was March and April were a lower comp than February for a number of reasons we enumerated in the first quarter. But yes, in this case we are running inside that range.

Charles Grom - JPMorgan - Analyst

Okay. So looking ahead over the next 60 days or so, even when you look back at the third quarter of last year, your Furniture business was down low single digits and then in the fourth quarter it was up high singles. If I look in Seasonal in third quarter last year you were down 1% and you finished up in the fourth quarter up in the mid singles. So your comparisons stiffen significantly. You still expect to perform in that zero to 2% range that you're doing month-to-date even though those comparisons get a lot harder in some of those categories. I just want to make sure I understand the guidance correctly.

Joe Cooper - Big Lots, Inc. - EVP & CFO

I think that's the guidance we've given, Chuck. That's the way we look at it. As I mentioned, you calendarize the weeks through December, you do get the extra shopping day. History has told us and we believe that that's a contributor to the comp. So we're running -- won't be specific, but a pretty steady assumed performance through the first three weeks. You get a lift in week four of December and then you run through the balance of the quarter and that's the forecast that we have and that's the forecast we're communicating.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Charles Grom - JPMorgan - Analyst

Okay. And then just to walk down the P&L, on SG&A Joe you talked about SG&A leverage in the fourth quarter. Can you just get a little bit more granular, what's you're expected breakeven point?

Joe Cooper - Big Lots, Inc. - EVP & CFO

Chuck, we haven't given a breakeven point by quarter. We have said for the year it's roughly a flat comp to leverage SG&A. Clearly, there are a lot of different levers in the fourth quarter versus the third quarter. The third quarter is our most difficult quarter to leverage. No doubt. Because we're paying forward so-to-speak and incurring a lot of costs in the third quarter that aren't there in the fourth as we've now opened those new stores and finished our refreshed stores and all the other things that we've talked about. So we very much view third quarter as a unique quarter and leverage should return in the fourth quarter.

Charles Grom - JPMorgan - Analyst

Okay. And then last question, just on the Consumables category, sounds like Steve you really looked at it and certainly sounds like you're trying to fix it but I'm just trying to get a sense to follow up on an earlier question, how much do you think it could be structural? If you look at the strength that Family Dollar and Dollar General are having, and I know you have a lot of store overlap with them in the southeast. They've added a lot more SKUs. They're getting special pack sizes. They're adding hours. They're just not the same company as they were five years ago. How much do you think it's structural versus company specific?

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

We blame ourselves. I really can't blame what's going on around us. I think it's internal. And we have to have a better offering for our customer and we'll do a much better job. Remember, the crossover of that customer from our customer is really at a smaller level than it is from the big boys. Our traditional crossover customer comes from big box retailers and that's predominantly where our customer shops from. So I mean, I take the blame for Consumables. I don't know that anybody else is doing it to us.

Charles Grom - JPMorgan - Analyst

Okay. And then one last one, if I could. What was your ending share count? I know we'll get it in the Q but just because of the buybacks and the sensitivity.

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

You got a number?

Joe Cooper - Big Lots, Inc. - EVP & CFO

Somewhere here.

Charles Grom - JPMorgan - Analyst

If you don't have it I could just follow up with TJ.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Actually -- I've got it. We need to give it to everybody. Shares outstanding at the end of the third quarter were approximately 75 million shares. That's outstanding. So you need to put dilutive on top of that.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, President, and CEO

74.8 million. Yes.

Charles Grom - JPMorgan - Analyst

Okay. Thanks very much.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Okay. Casey, we have time for one more call and then actually Steve and Chuck and Joe need to head off to a Board meeting. We appreciate everyone's interest but we do have to cut it off after one more question.

Operator

Thank you. We'll take our last question from Joan Storms with Wedbush.

Joan Storms - Wedbush Securities - Analyst

Most of my questions have been answered but just a couple housekeeping items with the depreciation going up I'm assuming that could be at a similar pace in Q4. And what are you expecting for tax rate for the year?

Joe Cooper - Big Lots, Inc. - EVP & CFO

We have not changed our tax rate guidance for the year, Joan. I believe we were 38% to 38.5% for the year, which does suggest that our tax rate will be higher in the fourth quarter but it historically is. Third quarter historically is the lowest quarter of the year. In terms of your first question on depreciation, our guidance for the year is approximately $80 million, so we would need to see a little bit of a bump in the fourth quarter to come up to that number. And as we've talked about, we've had a lot of store opening activity this fourth quarter so there are more assets coming on.

Joan Storms - Wedbush Securities - Analyst

Got it. Thank you.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & Investor Relations

Okay. Casey, we would like to go ahead and thank everybody for their interest and participation today and we'll speak to you all again in March. Thank you.

Operator

Thank you. Ladies and gentlemen, that does conclude today's presentation. You may now disconnect.

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Final Transcript
Dec 03, 2010 / 01:00PM GMT, BIG - Q3 2010 Big Lots, Inc. Earnings Conference Call

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